Exhibit 10.1

CAPITAL ONE FINANCIAL CORPORATION

RESTRICTED SHARE AGREEMENT

RESTRICTED SHARE AGREEMENT, entered into as of March 12, 2006, between Capital One Financial Corporation, a Delaware corporation (the “Parent”) and John Adam Kanas (the “Executive”);

WHEREAS, simultaneous with the execution of this Agreement, the Parent and North Fork Bancorporation, Inc., a Delaware Corporation (“North Fork”) entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which North Fork will merge with and into the Parent (the “Merger”) and the Parent will be the surviving corporation in the Merger;

WHEREAS, the Parent has determined that it is in the best interests of the Parent and its shareholders to assure that the Parent will have the continued dedication of the Executive following consummation of the Merger with respect to the Banking Business (as defined in Annex A). Therefore, in order to accomplish this objective, the Parent has determined that, as an inducement material to the Executive’s agreement to serve as the President of the Banking Business with such duties, authority and responsibilities as are commensurate with such position, subject to the restrictions stated below, the Executive should be granted shares of the Parent’s common stock, par value $.01 (the “Common Stock”); and

WHEREAS, effective as of the date on which the Effective Time (as defined in the Merger Agreement) occurs (the “Effective Date”), the Parent desires to grant the Executive the number of shares of restricted Common Stock set forth in Section 1.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1. Grant. The Executive is hereby granted, effective as of the Effective Date (the “Grant Date”) and subject to the terms and conditions of this Agreement, the number of restricted shares of Common Stock equal to $24 million divided by the Fair Market Value (as defined in the Parent’s 2004 Stock Incentive Plan as in effect on the date hereof (the “Plan”)) of a share of Common Stock on the trading day immediately prior to the Effective Date (the “Restricted Shares”). The terms and conditions of the Restricted Shares shall be governed by the terms of the Plan, to the extent the terms of such Plan are not inconsistent with the terms of this Agreement. In the event that the Effective Date does not occur, this Agreement shall be void ab initio and of no force and effect.

2. Vesting. The Restricted Shares shall vest in full and become free of restrictions on the third anniversary of the Grant Date, provided that the Executive is employed by or rendering services to the Parent or a subsidiary or affiliate thereof as of such date. Notwithstanding the foregoing, the Restricted Shares shall immediately vest in full, and become free of restriction, in the event that, prior to the third anniversary of the Grant Date, (a) the Executive’s employment terminates other than by reason of (i) a termination by the Parent for

Cause (as defined on Annex A) or (ii) a termination by the Executive without Good Reason (as defined on Annex A) or (b) a Change of Control of the Parent (as defined in the Plan) occurs. For purposes of clarity, the provisions of the Plan relating to the vesting of restricted stock awards granted under the Plan upon an employee’s retirement shall not be applicable to the Restricted Shares. The period of time between the Grant Date and the date the Restricted Shares become vested is referred to herein as the “Restriction Period.”

3. Non-Transferability. During the Restriction Period, the rights represented by the Restricted Shares shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such shares or such rights shall be null and void.

4. Executive Shareholder Rights. During the Restriction Period, the

Executive shall have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth in Section 3 of this Agreement. Accordingly, the Executive shall have the right to vote the Restricted Shares and to receive any dividends paid to or made with respect to the Restricted Shares as and when such dividends are paid to holders of Common Stock generally.

5. Restrictive Covenants. The Executive hereby agrees to be bound by the covenants set forth on Annex B attached hereto which is incorporated herein by reference.

6. Certain Additional Payments by the Parent. In the event it shall be determined by a nationally-recognized accounting firm selected by the Executive and reasonably acceptable to the Parent (the “Accounting Firm”) that any payment or distribution by the Parent or any of its affiliates to or for the benefit of the Executive pursuant to the terms of this Agreement (after taking into account any payments or benefits paid, payable or provided pursuant to the terms of any other agreement or plan for purposes of determining whether the excise tax under Section 4999 of the Code is payable with respect to the compensation under this Agreement, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm.

7. Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Executive for federal income tax purposes with respect to any Restricted Shares, the Executive shall pay to the Parent, or make arrangements satisfactory

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to the Parent regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Executive may direct the Parent, to the extent permitted by law, to deduct any such taxes from any payment otherwise due to the Executive, including the delivery of the Restricted Shares that gives rise to the withholding requirement. The Executive shall not attempt or purport to elect under Section 83(b) of the Internal Revenue Code to pay income tax at the time of grant of the Restricted Shares, and any such attempted or purported election shall result in the immediate forfeiture and cancellation of all Restricted Shares granted under this Agreement.

8. Notices. Any notices required or permitted hereunder shall be addressed to the Parent at its corporate headquarters, attention: General Counsel, or to the Executive at the address then on record with the Parent, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

9. Certificates. Certificates representing the Restricted Shares as originally or from time to time constituted shall bear the following legend:

The shares of Common Stock represented by this stock certificate have been granted as restricted stock under a Restricted Share Agreement between the registered holder of these shares of Common Stock and the Parent. The shares of Common Stock represented by this stock certificate may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of until the restrictions set forth in the Restricted Share Agreement between the registered holder of these shares of Common Stock and the Parent shall have lapsed.

As soon as administratively practicable after the end of the Restriction Period, the Parent shall deliver to the Executive or his or her personal representative, in book-entry or certificate form, the formerly Restricted Shares that do not bear any restrictive legend making reference to this Agreement. Such shares of Common Stock shall be free of restrictions, except for any restrictions required under Federal securities laws.

10. Registration. As of the Grant Date, the Parent shall, at its expense, cause issuance of the Restricted Shares to be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law, to be freely resold subject to any limitations imposed by applicable law. The Parent shall thereafter maintain the effectiveness of such registration and qualification for so long as the Executive holds the Restricted Shares (or any portion thereof) or any of the shares of Common Stock that were previously Restricted Shares, or until such earlier date as such Restricted Shares and shares of Common Stock, as applicable, may otherwise be freely sold under applicable law.

11. Miscellaneous. The Parent shall not be required (a) to transfer on its books any Restricted Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred. This Agreement shall not be construed so as to grant the Executive any right to remain in the employ of the Parent. This Agreement may be executed in counterparts, which together shall constitute one and the same original. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles. This Agreement shall bind and inure to the benefit of the Parent, its successors and assigns, and the Executive and his or her personal representatives and assigns. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Parent has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ John Adam Kanas
Name:	John Adam Kanas

CAPITAL ONE FINANCIAL CORPORATION

By	/s/ Richard D. Fairbank
Name:	Richard D. Fairbank
Title:	Chairman, Chief Executive Officer and President

Annex A

“Banking Business” shall mean the consumer, commercial and other banking business of the Parent or any affiliated company conducted in the United States, including any such business that is acquired by the Parent or an affiliated company after the Effective Date; provided that the Banking Business does not include any Non-Banking Business (as defined below), except that the Banking Business may conduct the same types of businesses as those conducted by a Non-Banking Business or offer the same types of products as those offered by a Non-Banking Business until such time as the Parent, in its discretion after consultation with the Executive, determines to consolidate such business or product of the Banking Business with any business conducted by the Parent or an affiliated company outside of the Banking Business. The term “Non-Banking Business” means any of the following businesses which may be conducted by the Parent or any affiliated company: automobile lending business, credit card business, home mortgage lending business, home equity business, insurance brokerage business, direct small business lending business or installment loan business.

“Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Parent or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Parent (the “Board”) or the Chief Executive Officer of the Parent which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Parent; or

(iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Parent. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Parent or based upon the advice of counsel for the Parent shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Parent. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

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“Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as President of the Parent’s Banking Business reporting directly to the Chief Executive Officer of the Parent (including status, offices, titles, authority and reporting requirements), or any other action by the Parent which, in the Executive’s reasonable judgment, results in a diminution in his position or the authority, duties or responsibilities associated therewith, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Parent promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Parent to provide the Executive with (A) retirement and welfare benefits and perquisites (other than business transportation perquisites) equivalent to and on the same basis as such benefits plans and perquisites are generally provided or made available to similarly situated executives of the Parent, and (B) business transportation perquisites on the same level and basis as such perquisites were provided to the Executive by North Fork immediately prior to the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Parent promptly after receipt of notice thereof given by the Executive;

(iii) any requirement by the Parent that the Executive’s services be rendered primarily at a location or locations more than 50 miles from Melville, New York; or

(iv) any purported termination by the Parent of the Executive’s employment otherwise than as expressly permitted by this Agreement.

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Annex B

1.	Restrictions on the Disclosure of Confidential Information.

Both during the Executive’s employment with the Parent and at all times thereafter, the Executive will not use for his own benefit or for the benefit of others, or divulge to others, in any manner whatsoever, any of the Parent’s confidential and proprietary information or trade secrets (“Confidential Information”), except as expressly authorized by the Parent during the Executive’s employment and in connection with the ordinary course of his employment, and except as may be required by law or legal process. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose the Confidential Information of the Parent, the Executive will immediately notify the Parent of such request and will not disclose any Confidential Information unless and until the Parent has expressly authorized the Executive to do so in writing or has had a full opportunity to object to such a request and to litigate the matter.

2	U.S. and International Covenant Not to Compete.

a. Acknowledgments. The Executive acknowledges that the Confidential Information that he received from the Parent is special and unique, and that the receipt of it by him is of benefit and value to him and that it is necessary to the performance of his duties and responsibilities. The Executive acknowledges receipt of Confidential Information relating to the Parent in conjunction with the execution of this Agreement. The Executive acknowledges that he is being given Confidential Information expressly in consideration for his agreement to be bound by, among other things, the Non-Competition Covenant set forth in Paragraph 2(f) of this Annex B. The Executive acknowledges that the Parent maintains the secrecy of its Confidential Information and takes steps to protect it. The Executive acknowledges that the Parent is engaged in the Competitive Businesses in the geographical areas as set forth in Exhibit A, that the Parent engages in active and substantial competition with all persons and entities engaged in the Competitive Businesses in the geographical areas as set forth in Exhibit A, and is exploring new business opportunities within and outside of the United States and may engage in additional Competitive Businesses within and outside of the United States. The Executive acknowledges and agrees that because of his senior position at the Parent and his broad exposure to the Parent’s Confidential Information, he will be deemed to have performed services, and will have access to and be exposed to Confidential Information directly concerning all Competitive Businesses of the Parent in all of the designated geographical areas as set forth in Exhibit A.

b. Definition of Competitive Business. For the purposes of this Agreement, “Competitive Business” means a line of business defined in Exhibit A in the geographical areas specified for such line of business as set forth in Exhibit A, including without limitation all competitive non-clerical activities and services that support the Competitive Business such as management, operational, analytical, brand management, marketing, infrastructure, information technology, human resources, treasury, accounting, financial and other staff, support and administrative services and activities, and third-party consulting, credit scoring, account acquisition, account management, collection, recovery and processing services and activities.

c. Definition of Non-Competition Covenant. For the purposes of this Annex B, the “Non-Competition Covenant” means the terms and promises set forth in Paragraph 2(f).

d. Definition of Non-Competition Period. For the purposes of this Annex B, “Non-Competition Period” means the five (5) year period beginning on the Termination Date and ending five (5) years after his Termination Date.

e. Definition of Termination Date. For the purposes of this Annex B, “Termination Date” means the date on which the Executive’s employment with the Parent ends, whether voluntarily or involuntarily, by resignation, discharge, layoff or any other reason.

f. Non-Competition Covenant. In order to protect the Parent’s legitimate domestic and international business interests, the Executive agrees that, during the Non-Competition Period, he shall not engage in a Competitive Business (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) that would directly concern that Competitive Business, if he performed services directly concerning that Competitive Business for the Parent, or had access or exposure to Confidential Information directly concerning that Competitive Business, at any time during the two (2) year period before the Termination Date. The restrictions of the Non-Competition Covenant apply throughout the geographical areas specified for a Competitive Business as set forth in Exhibit A regardless of the location from which the Executive performed these services for the Parent or from which the Executive received this Confidential Information from the Parent. The above notwithstanding, ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded Parent engaged in a Competitive Business does not constitute a breach of the Non-Competition Covenant.

3.	No Solicitation of Employees.

For a period of five (5) years following the Termination Date, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity, solicit or induce any employee of the Parent, or any individual employed by the Parent during the prior six (6) month period, to leave or cease their employment relationship with the Parent, for any reason whatsoever, or hire or otherwise engage such current or former employees of the Parent. This includes, but is not limited to:

a. identifying to any person or entity any such individual employed by the Parent who has knowledge concerning the Parent’s strategy, operations, processes or other Confidential Information;

b. communicating to any person or entity about the quantity of work, quality of work, skills or knowledge, or personal characteristics of any such individual employed by the Parent;

c. soliciting or hiring any such individual employed by the Parent through third parties, such as recruiters or other persons not a party to this Agreement, including any corporation, partnership, firm, financial institution or other business entity;

d. inducing any such individual employed by the Parent to resign employment with the express or implied promise of employment following the employee’s resignation; and

e. financing or obtaining financing for a third-party entity, not a party to this Agreement, for the purpose, in whole or part, of soliciting or hiring any such individual employed by the Parent.

4.	Reasonableness.

The Executive acknowledges that the restrictions set forth in this Annex B are necessary to prevent the use and disclosure of the Confidential Information and to otherwise protect the legitimate business interests of the Parent. The Executive further acknowledges that all of the restrictions in this Annex B are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the existence of any claim or cause of action by the Executive against the Parent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Parent of the covenants and restrictions set forth in this Annex B. The Executive agrees that, in the event his employment with the Parent terminates for any reason, he will be able to earn a livelihood without violating this Annex B, including without limitation the Non-Competition Covenant contained in Paragraph 2(f) above.

5.	Irreparable Harm; Injunctive Relief.

The Executive acknowledges that his violation of any provision of this Annex B will cause immediate, substantial and irreparable harm to the Parent which cannot be adequately redressed by monetary damages alone. In the event of his violation or threatened violation of any provision of this Annex B, the Executive agrees that the Parent, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including without limitation temporary, preliminary and permanent injunctive relief and specific performance, from any court of competent jurisdiction. The Non-Competition Period shall be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of the Non-Competition Covenant so that he is restricted from engaging in the activities prohibited by the Non-Competition Covenant for the full five (5) year time period.

6.	Severability.

If any provision of this Annex B is held to be illegal, invalid, or unenforceable, or is found to be against public policy for any reason, such provision shall be fully severable and this Annex B shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never been part of this Annex B, and the remaining provisions of this Annex B shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance from this Annex B.

7.	Court’s Right to Modify Restriction.

The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Parent’s legitimate business interests. It is the intent of the parties that the provisions of this Annex B be enforced to the fullest extent permissible under applicable law. The parties agree that if a court of competent jurisdiction adjudges any provision of this Annex B to be void, invalid or unenforceable, including without limitation the Non-Competition Covenant contained in Paragraph 2(f) above, such court shall modify such provision so that it is enforceable to the fullest extent permitted by applicable law.

Exhibit A

Competitive Businesses

	Geographical Area(s)	Business and Definition

Competitive Business No. 1	United States United Kingdom Canada	Credit Card Business:

The business of acquiring and/or managing (including without limitation collection and recovery activities) unsecured and secured credit card accounts, including but not limited to those accounts partially or wholly secured by any deposits or other collateral and those accounts, whether active or inactive, that are partially or wholly delinquent or charged off.

Competitive Business No. 2	United States	Auto Lending Business:

The business of acquiring and/or managing (including without limitation collection and recovery activities) auto loan receivables and/or accounts, whether originated directly with consumers or indirectly through automobile dealers or others, including but not limited to those receivables and/or accounts that are partially or wholly delinquent or charged off. This includes both new originations and the refinancing of existing loans.

Competitive Business No. 3	States within the United States in which the Parent operates branch bank operations as of the Termination Date	Branch Banking Business:

The business of acquiring and/or managing (whether by use of direct mail, the branch, telemarketing, the Internet or any other channel) all commercial and consumer banking products, including but not limited to CDs – jumbo or traditional, money market accounts, high yield savings accounts, and IRAs, whether originated directly with consumers or indirectly through other lending institutions.

Competitive Business No. 4	United States	Home Equity and Mortgage Lending Business:

The business of acquiring and/or managing (whether by use of direct mail, the Internet or any other channel and including without limitation collection and recovery activities) of home equity and mortgage loan receivables and/or accounts and/or home equity lines of credit, whether originated directly with consumers or indirectly through other lending institutions, including but not limited to those receivables and/or accounts that are partially or wholly delinquent or charged off. This includes new originations and the sale, servicing and refinancing of existing loans.